Exhibit 99.1

News Announcement

Conference Call:	Today, July 23, 2013 at 10:00 a.m. ET
Dial-in number:	212/231-2932
Webcast:	www.pngaming.com

Replay information provided below

CONTACT:
William J. Clifford	Joseph N. Jaffoni, Richard Land
Chief Financial Officer	JCIR
610/373-2400	212/835-8500 or penn@jcir.com

FOR IMMEDIATE RELEASE

PENN NATIONAL GAMING REPORTS SECOND QUARTER REVENUE OF $761.4 MILLION AND ADJUSTED EBITDA OF $211.4 MILLION

- Second Quarter Results Reflect $76.0 Million of Non-Cash

Charges related to Argosy Casino Sioux City -

- Establishes 2013 Third Quarter Guidance and Updates 2013 Full Year Guidance -

Wyomissing, Penn., (July 23, 2013) — Penn National Gaming, Inc. (PENN: Nasdaq) today reported second quarter operating results for the three months ended June 30, 2013, as summarized below:

Summary of Second Quarter Results

	Three Months Ended June 30,
(in millions, except per share data)	2013 Actual	2013 Guidance (2)	2012 Actual
Net revenues	$761.4	$793.2	$712.6
Adjusted EBITDA (1)	211.4	225.2	189.8
Less: Impact of stock compensation, impairment losses, insurance recoveries and deductible charges, depreciation and amortization, gain/loss on disposal of assets, interest expense - net, income taxes, and other expenses	(223.6)	(155.6)	(123.1)
Net (loss) income	$(12.2)	$69.6	$66.7

Diluted (loss) earnings per common share (3)	$(0.16)	$0.68	$0.63

(1)         Adjusted EBITDA is income (loss) from operations, excluding the impact of stock compensation, impairment losses, insurance recoveries and deductible charges, depreciation and amortization, and gain or loss on disposal of assets, and is inclusive of gain or loss from unconsolidated affiliates.  A reconciliation of net income (loss) per accounting principles generally accepted in the United States of America (“GAAP”) to adjusted EBITDA, as well as income (loss) from operations per GAAP to adjusted EBITDA, is included in the accompanying financial schedules.

(2)         The figures in this column present the guidance Penn National provided on April 18, 2013 for the three months ended June 30, 2013.

(3)         Since the Company reported a loss from operations for the three months ended June 30, 2013, it was required by GAAP to use basic weighted-average common shares outstanding, rather than diluted weighted-average common shares outstanding, when calculating diluted loss per common share.

Review of Second Quarter 2013 Results vs. Guidance

	Three Months
	Ended
	June 30, 2013
	Pre-tax	After-tax
	(in thousands)
Income, per guidance (1)	$114,086	$69,592
Midwest segment variance	(10,629)	(6,321)
Sioux City goodwill and intangible asset write-downs	(76,036)	(73,102)
Tornado insurance deductible charge at Hollywood St. Louis	(2,500)	(1,497)
Spin-off transaction costs	(3,437)	(2,057)
Gain on redemption of corporate debt securities and foreign currency	2,579	1,544
Tax rate differential	—	(1,722)
Other	2,324	1,383

Income (loss), as reported	$26,387	$(12,180)

(1)         The guidance figures in the tables above present the guidance Penn National provided on April 18, 2013 for the three months ended June 30, 2013.

Peter M. Carlino, Chairman and Chief Executive Officer of Penn National Gaming, commented, “Second quarter operating results fell short of our guidance due to several factors:  In addition to soft industry-wide regional gaming revenue trends, several properties in the Midwest and Southern Plains segments endured extreme weather, including tornados, flooding and construction disruption, which led to closures as well as insurance deductible charges.  Other facilities were negatively impacted by competitive pressures, including marketing promotions that due to economic return considerations we elected not to match.  Partially offsetting these challenges, our second quarter adjusted EBITDA includes $4.3 million of favorable tax settlements in various jurisdictions.

“In Ohio, while first year gaming revenues for the Columbus market are in line with other similarly sized markets, our facility has not yet achieved the market share or margins we expected.  At this juncture, we continue to grow our player database and remain disciplined with respect to marketing and promotional activities.  With a population base of approximately 1.8 million adults within a one hour drive of the Columbus facility, a reasonable tax rate and anticipated upcoming relief from illegal internet café operations, we remain confident that over time the property can improve its adjusted EBITDA contribution to our consolidated results.  Additionally, Hollywood Casino Toledo’s top line results have met our expectations at this stage of the property’s development, though its operating margin has also been lower than we anticipated.

“Given the trends from the first two quarters, results thus far in July, and a lack of visibility on factors that would improve national regional gaming revenue trends, we are guarded in our outlook for the remainder of the year.  As such, we have adjusted our guidance and now expect full year 2013 adjusted EBITDA of $805.1 million compared to our prior expectation of $875.8 million.  Reflecting the updated guidance, we now forecast that upon the proposed separation of Penn National’s operating assets and real property assets, the initial annual dividend of the planned Gaming and Leisure Properties (‘GLPI’) real estate investment trust (‘REIT’) will be $2.32 per Penn National Gaming common share versus our previous forecast of $2.44 per Penn National Gaming common share.  The change in the anticipated annual dividend payment  reflects a downward revision of approximately $16.6 million in our forecast of Penn National Gaming’s initial annual rent payments to GLPI.  We currently expect that Penn National will pay approximately $420 million to GLPI in annual rent, which would result in a rent coverage ratio of approximately 2.07 times earnings before interest, taxes, depreciation, amortization, rent and corporate overheard compared to 2.15 times coverage based on the prior guidance.

“The calculation of the coverage ratio has been changed to exclude corporate overhead and if calculated as we did previously, the rent coverage ratio based on the new guidance would be 1.8 times compared to 1.9 times previously.  In any case, we believe that the structure and terms of the master lease agreement provides attractive economics for GLPI at inception while leaving Penn National with significant free cash flow and financial flexibility after rent payments to pursue growth and expansion opportunities.  Recognizing the reduced 2013 guidance, we believe it is prudent to maintain the expected leverage ratios for both Penn National and GLPI and as such we now expect the cash portion of the one-time dividend for accumulated earnings and profits to be paid by GLPI to be 28%, down from 40% previously.

“With respect to Penn National’s long-term post-split expansion, we are actively pursuing a wide range of opportunities that can generate meaningful growth relative to the Company’s after rent free cash flow.  We have continued to make progress on our Jamul Indian Village Project to develop a Hollywood Casino branded casino and resort on the Tribe’s land in trust which is approximately 20 miles east of downtown San Diego.  During the second quarter Penn National received approval from the Ohio Racing Commission for the relocation of Beulah Park in Columbus to Austintown in Mahoning Valley and for Raceway Park in Toledo to move to Dayton. Shortly thereafter, we broke ground on both facilities, which are expected to open in the second half of 2014.  We also submitted a proposal, subject to selection processes and other conditions, to the Maryland Video Lottery Facility Location Commission for a casino resort project at the Company’s Rosecroft Raceway in Prince George’s County, Maryland.  In addition, we entered into a joint venture that submitted a proposal to the Pennsylvania Gaming Control Board for the development of an integrated racing and gaming facility in Mahoning Township, Pennsylvania.  Both of these proposed projects would leverage the Company’s excellent long-term record of supporting the pari-mutuel industry with thoughtful developments that drive strong economic and employment benefits while expanding our scale, diversification and returns.  In Philadelphia, where we have proposed a $480 million project in the Stadium District, we expect the selection process to become more active this fall and anticipate a decision by the Pennsylvania Gaming Control Board in early 2014.

“Elsewhere, we remain on schedule and on budget with the re-branding and facility upgrade of Hollywood Casino St. Louis, which despite the tornado disruption is expected to be completed late this year.  In addition, the construction of a 154 room hotel at Zia Park Casino is on schedule and is expected to open in the second half of 2014.  More recently, in Massachusetts we are working with the Township of Tewksbury, approximately 25 miles northwest of Boston, on an approximately $200 million proposed Category 2 slots machine facility project.  Late last week, the Town Selectmen in Tewksbury voted unanimously to support a Host Community Agreement with Penn National and we have requested a September 21 town election for a ballot question regarding our proposal.  Finally, and notwithstanding the second quarter impairment charge, we have instituted several legal actions in Iowa following the decision in April from the Iowa Racing & Gaming Commission (‘IRGC’) to award the Sioux City casino license to another operator.  We firmly believe that state law, the Company’s right to due process and other procedural matters were violated, and that the non-profit organization that holds the license for riverboat gaming in Woodbury County acted in a highly improper and unethical manner prior to and at the time the IRGC awarded the license.  We intend to continue to vigorously defend our position on these matters.

“As we look to the second half of 2013, we remain focused on completing the separation of the Company’s operating assets from its real property assets and the creation of GLPI, which will be a newly formed, publicly-traded REIT.  During the second quarter, we continued to make progress towards completing the spin-off of GLPI to Penn National shareholders.”

GLPI has filed a preliminary registration statement (File No. 333-188608) for the proposed transaction.  Investors are encouraged to read the registration statement because it contains more complete information about GLPI and its separation from the Company including financial information and disclosures regarding GLPI’s capital structure, senior management and relationship with Penn National as well as a detailed description of the conditions that must be satisfied in order to proceed with the proposed transaction, including, without limitation, the continuing validity of the factual representations underlying the private letter ruling, the completion of the financings needed to fund each of the public companies and the successful completion of the gaming and racing regulatory approval process.

Mr. Carlino continued, “Subject to satisfaction of the applicable conditions, the Company is planning to consummate the separation in the fourth quarter of 2013 and expects that GLPI will pay the one-time taxable cash and stock dividend, expected to total $11.92 per share, to its shareholders in January 2014, concurrent with the REIT election.

“The Company has notified each of the 27 regulatory agencies that have jurisdiction over the Company’s gaming and racing operations of the proposed separation and has made, and is continuing to make, all documentary filings required or requested by the various agencies.  The Company believes that no further regulatory approvals will be required by 12 of the 27 agencies prior to the consummation of the separation and distribution of shares of GLPI common stock, and that further prior approvals will be required from the other 15 agencies.  Both the Nevada Gaming Commission and the West Virginia Lottery Commission are scheduled to consider certain matters relating to the proposed separation on July 25, 2013, and the Company expects most of the remaining agencies to consider these matters at their July or August meetings.  However, the Company does not expect all agencies to consider the matters related to the proposed separation in August, and, in any event, no assurance can be given on the timing of the remaining regulatory approvals or whether any of the 27 regulatory agencies may require the Company or GLPI to provide additional information or obtain additional approvals.

“In conclusion, Penn National remains on course with its strategies to build shareholder value by optimizing the efficiencies of our existing operations to generate appropriate property level margins, pursuing new development opportunities, and completing the planned REIT conversion which is expected to bring near- and long-term opportunities to return capital to shareholders.”

Development and Expansion Projects

The table below summarizes Penn National Gaming’s current facility development projects:

Project/Scope	New Gaming Positions	Planned Total Budget		Amount Expended through June 30, 2013	Expected Opening Date
		(in millions)

Hollywood Casino St. Louis (MO) - Rebranding of former Harrah’s property to our Hollywood theme. Integration of new casino, hotel, financial and operating systems and upgrades of slot machine product.		$61		$32.8	Ongoing through Fourth Quarter 2013

Zia Park Casino (NM) - Addition of 154 room, five story hotel which will include six suites, a breakfast room, a business center, meeting and exercise rooms, as well as additional surface parking,		$26		$0.1	Late 2014

Mahoning Valley Race Track (OH) - Construction began in May 2013 at Austintown’s Centrepointe Business Park, with our new Hollywood themed facility featuring a new racetrack and the ability to hold up to 1,000 video lottery terminals, as well as various restaurants, bars and other amenities.	850	$261	(1)	$13.0	Second Half 2014

Dayton Raceway (OH) - Construction began in May 2013 at the site of an abandoned Delphi Automotive plant, with our new Hollywood themed facility featuring a new racetrack and the ability to hold up to 1,500 video lottery terminals, as well as various restaurants, bars and other amenities.	1,000	$254	(1)	$11.2	Second Half 2014

(1) Includes a $75 million relocation fee in addition to a $50 million VLT license fee.

Financial Guidance — Penn National Gaming, Inc. (“PENN”)

The table below sets forth current guidance targets for financial results for the 2013 third quarter and full year, based on the following assumptions:

•                  Due to general softness in the majority of the regional gaming markets where the Company has operations, particularly in the Midwest segment, and the slower than expected ramp-up at Hollywood Casino Columbus and to lesser extents Hollywood Casino Toledo and Hollywood Casino St. Louis, a reduction of $70.7 million in adjusted EBITDA for the full year;

•                  The reduction is inclusive of previously unanticipated charges associated with severance accruals and legal fees for the Company’s Argosy Casino Sioux City facility;

•                  Excludes cash and non-cash charges associated with the proposed tax-free spin-off transaction for the remainder of 2013 (including tender costs, consulting fees, professional fees, debt issuance costs write-offs and impairments of goodwill and other intangible assets).  Transaction costs related to the planned separation of the Company’s real estate and operating assets totaled $5.8 million for the first half of 2013;

•                  Corporate overhead expenses exclude the impact of future stock price changes on our cash settled stock based compensation awards;

•                  A continuation of the Casino Rama management contract at least through the remainder of calendar 2013;

•                  Depreciation and amortization charges in 2013 of $317.6 million, with $80.2 million projected to be incurred in the third quarter of 2013 which includes an increase associated with the amortization of the Argosy Casino Sioux City gaming license intangible asset;

•                  Full year and third quarter guidance includes a loss on sale of $5 million relating to the sale of our Bullwhackers facility;

•                  Estimated non-cash stock compensation expenses of $23.6 million for 2013, with $6.2 million of the cost incurred in the third quarter of 2013;

•                  LIBOR is based on the forward yield curve;

•                  An income tax rate of approximately 39% for the remainder of 2013;

•                  A diluted share count of approximately 102.9 million shares for the full year 2013.  This excludes the impact of any stock price changes on the diluted weighted average shares per the terms of the Preferred Stock or as a result of the exchange transaction with Fortress Investment Group and our anticipated repurchase of the remaining preferred shares; and,

•                  There will be no material changes in applicable legislation, regulatory environment, world events, weather, recent consumer trends, economic conditions, or other circumstances beyond our control that may adversely affect the Company’s results of operations.

			Full Year Ending December 31,
(in millions, except per share data)	Three Months Ending September 30,		2013 Revised	2013 Prior
Penn National Gaming, Inc.	2013 Guidance	2012 Actual	Guidance	Guidance (2)	2012 Actual
Net revenues	$714.1	$707.0	$2,982.8	$3,137.8	$2,899.5
Adjusted EBITDA (1)	189.7	168.6	805.1	875.8	711.4
Less: Impact of stock compensation, impairment losses, insurance recoveries and deductible charges, depreciation and amortization, gain/loss on disposal of assets, interest expense - net, income taxes, and other expenses	(145.6)	(122.2)	(663.8)	(612.0)	(499.4)
Net income	$44.1	$46.4	$141.3	$263.8	$212.0

Diluted earnings per common share	$0.43	$0.44	$1.37	$2.56	$2.04

(1)         Adjusted EBITDA is income (loss) from operations, excluding the impact of stock compensation, impairment losses, insurance recoveries and deductible charges, depreciation and amortization, and gain or loss on disposal of assets, and is inclusive of gain or loss from unconsolidated affiliates.

(2)         These figures present the guidance Penn National provided on April 18, 2013 for the full year ending December 31, 2013.

Pro Forma 2013 Financial Guidance for GLPI, Penn National’s Proposed REIT Entity

Reflecting the assumptions below and the cash flow projected in the 2013 financial guidance for Penn National Gaming, Inc. above, and if the spin-off were to have occurred on January 1, 2013, GLPI would be expected to generate adjusted EBITDA of $439.8 million and Adjusted Funds From Operations (“AFFO”) of $271.5 million.

Significant changes in assumptions from the previous guidance issued on April 18, 2013 are as follows:

•                  A reduction in adjusted EBITDA resulting from lower projected rent payments due to slower than anticipated initial results from Hollywood Casino Columbus as well as reduced expectations at other properties partially offset by higher taxable REIT subsidiary (TRS) adjusted EBITDA levels driven by the addition of table games at Hollywood Casino Perryville;

•                  A decrease in the assumed employee option holder dividends that will be incurred by GLPI related to equity awards due to reduced dividend estimates and a decline in options outstanding;

•                  A fully diluted share count of 92.6 million common shares for 2013 (which excludes the impact of the pro rata share distribution associated with the one-time dividend to shareholders of accumulated earnings and profits);

•                  An assumed total leverage ratio at the time of the spin-off of GLPI to Penn National shareholders of 5.6x EBITDA;

•                  Conversion of some of Peter M. Carlino’s stock options and stock holdings to GLPI stock options and common stock to implement the non pro-rata distribution for the Carlino Family;

•                  The cash component of the E&P distribution (accumulated earnings and profits attributable to any pre-REIT years to comply with certain REIT qualification requirements) has been reduced to $294 million or approximately $3.33 per current Penn National Gaming common share;

•                  A decrease in the overall E&P dividend, from $1.1 billion to $1.05 billion due to refined estimates of asset values and accumulated earnings and profits.  The impact of the decrease in the cash component of the E&P distribution noted above has resulted in an increase of the share component of the E&P distribution to 0.35 additional GLPI shares, from the previously assumed 0.29 additional GLPI shares, per Penn National Gaming common share;

•                  The ordinary dividend amount to GLPI shareholders is calculated as 80 percent of AFFO less the PNG option holder dividends.  It is anticipated that proceeds from option exercises will be applied to reduce GLPI debt.  Additionally, the share count utilized in the per share dividend calculation excludes the dilutive impact of employee stock options; and,

•                  A decrease in the annual dividend to $2.32 per Penn National Gaming common share from $2.44 due to the factors described above.

GLPI, Penn National’s Proposed REIT Entity

	Full Year Ending December 31,
(in millions, except per share data)	2013 Revised	2013 Prior
GLPI, Penn National’s Proposed REIT Entity	Guidance	Guidance (3)
Net revenues	$591.3	$606.3
Adjusted EBITDA (1)	439.8	455.2
Less: Interest expense and maintenance CAPEX, employee stock option holder payments and income tax payments	(168.3)	(170.8)
AFFO (2)	271.5	284.4
Less: Impact of stock compensation, real estate depreciation plus maintenance CAPEX	(122.4)	(122.8)
Net income	$149.1	$161.6

Diluted earnings per common share	$1.61	$1.74

Dividend per outstanding share	$2.32	$2.44

(1)         Adjusted EBITDA is income (loss) from operations, excluding the impact of stock compensation, impairment losses, insurance recoveries and deductible charges, depreciation and amortization, and gain or loss on disposal of assets, and is inclusive of gain or loss from unconsolidated affiliates.

(2)         AFFO is net income, excluding gains or losses from sales of property, adding back real estate depreciation and stock compensation expense and subtracting maintenance capital expenditures.

(3)         These figures present the guidance Penn National provided on April 18, 2013 for the full year ending December 31, 2013.

Pro Forma 2013 Financial Guidance for Penn National Gaming (PNG, the Operating Entity Post the Proposed Spin-off)

Reflecting the assumptions below and the 2013 financial guidance for PENN above, and assuming the spin-off occurred on January 1, 2013, PNG would generate approximately $351.4 million of adjusted EBITDA in 2013.

Significant changes in assumptions from the previous guidance issued on April 18, 2013 are as follows:

•                 A fully diluted share count of 87.2 million common shares;

•                  Conversion of some of Peter M. Carlino’s stock options and stock holdings to GLPI stock options and common stock to implement the non pro-rata distribution for the Carlino Family;

•                  Excludes charges associated with GLPI options held by Penn National Gaming employees, which will be paid by PNG;

•                  Excludes the Sioux City impairment charge and any earnings impact associated with the sale of the Bullwhackers property which occurred on July 1, 2013;

•                  PNG’s rent expense is reduced by $16.6 million primarily due to a slower than anticipated revenue ramp-up at Hollywood Casino Columbus and general softness in regional gaming markets.  The rent coverage ratio would be approximately 2.1x EBITDAR before corporate expenses with actual total leverage (total debt to adjusted EBITDA) of approximately 3.0x and implied total adjusted debt leverage (inclusive of PNG’s obligation under the Master Lease) of 5.7x.  The calculation of rent coverage was modified to exclude PNG corporate overhead; and,

•                  Increased depreciation expense of $10 million as a result of amortization of the Argosy Casino Sioux City gaming license intangible asset.

Penn National Gaming (PNG, the Operating Entity Post the Proposed Spin-off)

	Full Year Ending December 31,
(in millions, except per share data)	2013 Revised	2013 Prior
PNG, the Operating Entity Post the Proposed Spin-Off	Guidance	Guidance (3)
Net revenues	$2,811.2	$2,967.9
Adjusted EBITDAR (2)	771.1	843.0
Rent Expense	(419.7)	(436.3)
Adjusted EBITDA (1)	351.4	406.7
Less: Impact of stock compensation, impairment losses, insurance recoveries and deductible charges, depreciation and amortization, gain/loss on disposal of assets, interest expense - net, income taxes, and other expenses	(299.7)	(324.2)
Net income	$51.7	$82.5

Diluted earnings per common share	$0.59	$0.94

(1)         Adjusted EBITDA is income (loss) from operations, excluding the impact of stock compensation, impairment losses, insurance recoveries and deductible charges, depreciation and amortization, and gain or loss on disposal of assets, and is inclusive of gain or loss from unconsolidated affiliates.

(2)         Adjusted EBITDAR is adjusted EBITDA less rent.

(3)         These figures present the guidance Penn National provided on April 18, 2013 for the full year ending December 31, 2013.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Segment Information — Operations

(in thousands) (unaudited)

	NET REVENUES		ADJUSTED EBITDA
	Three Months Ended June 30,		Three Months Ended June 30,
	2013	2012	2013	2012
Midwest (1)	$258,178	$217,975	$85,881	$66,796
East/West (2)	317,071	348,652	95,119	98,379
Southern Plains (3)	175,897	137,405	55,669	46,691
Other (4)	10,225	8,519	(25,271)	(22,068)
Total	$761,371	$712,551	$211,398	$189,798

	NET REVENUES		ADJUSTED EBITDA
	Six Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Midwest (1)	$545,491	$423,086	$181,966	$129,835
East/West (2)	634,119	719,281	187,657	204,391
Southern Plains (3)	360,581	287,125	114,361	100,576
Other (4)	19,426	19,118	(51,838)	(44,264)
Total	$1,559,617	$1,448,610	$432,146	$390,538

(1)         Our Midwest segment consists of the following properties: Hollywood Casino Lawrenceburg, Hollywood Casino Aurora, Hollywood Casino Joliet, Argosy Casino Alton, Hollywood Casino Toledo, which opened on May 29, 2012, and Hollywood Casino Columbus, which opened on October 8, 2012.  It also includes our Casino Rama management service contract and the Mahoning Valley and Dayton Raceway projects which we anticipate completing in 2014.  Results for the three and six months ended June 30, 2012 included preopening charges of $8.0 million and $12.7 million, respectively.

(2)         Our East/West segment consists of the following properties: Hollywood Casino at Charles Town Races, Hollywood Casino Perryville, Hollywood Casino Bangor, Hollywood Casino at Penn National Race Course, Zia Park Casino, and M Resort. Results for the six months ended June 30, 2013 included preopening charges of $0.2 million, as compared to preopening charges of $0.3 million for the six months ended June 30, 2012.

(3)         Our Southern Plains segment consists of the following properties: Argosy Casino Riverside, Argosy Casino Sioux City, Hollywood Casino Baton Rouge, Hollywood Casino Tunica, Hollywood Casino Bay St. Louis, Boomtown Biloxi, Hollywood Casino St. Louis, which we acquired on November 2, 2012, and our 50% joint venture interest in Kansas Entertainment, LLC (“Kansas Entertainment”), which owns Hollywood Casino at Kansas Speedway that opened February 3, 2012.  Results for the six months ended June 30, 2012 included our share of the Kansas Entertainment joint venture’s preopening charges of $1.4 million.

(4)         Our Other segment consists of our standalone racing operations, namely Beulah Park, Raceway Park, Rosecroft Raceway, Sanford Orlando Kennel Club, and our joint venture interests in Sam Houston Race Park, Valley Race Park and Freehold Raceway. If the Company is successful in obtaining gaming operations at these locations, they would be assigned to one of our regional executives and reported in their respective reportable segment. The Other segment also includes our Bullwhackers property (which was sold on July 1, 2013) and our corporate overhead operations.  Results for the three and six months ended June 30, 2013 included corporate overhead costs of $25.7 million and $52.9 million, respectively, as compared to corporate overhead costs of $21.3 million and $43.4 million for the three and six months ended June 30, 2012, respectively. Corporate overhead costs for the three months ended June 30, 2013 compared to the corresponding period in the prior year included higher spin-off transaction costs of $2.3 million as well as higher lobbying and developments costs of $2.5 million.  Corporate overhead costs for the six months ended June 30, 2013 compared to the corresponding period in the prior year included higher lobbying and developments costs of $5.4 million, higher payroll costs (mainly for liability based stock compensation) of $2.2 million, and higher spin-off transaction costs of $2.2 million.  Additionally, results for the three and six months ended June 30, 2012 included transaction costs of $0.8 million associated with the Harrah’s St. Louis acquisition.

Reconciliation of Adjusted EBITDA to Net (loss) income (GAAP)

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

(in thousands) (unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Adjusted EBITDA	$211,398	$189,798	$432,146	$390,538
Gain from unconsolidated affiliates	(3,821)	(1,054)	(5,542)	(2,739)
Depreciation and amortization	(80,615)	(56,791)	(157,686)	(110,128)
Charge for stock compensation	(5,450)	(7,396)	(11,701)	(15,307)
Impairment losses	(71,846)	—	(71,846)	—
Insurance deductible charges, net of recoveries	(2,500)	3,366	(2,500)	7,229
(Loss) gain on disposal of assets	(285)	92	(2,675)	1,037
Income from operations	$46,881	$128,015	$180,196	$270,630
Interest expense	(27,060)	(17,823)	(54,984)	(35,866)
Interest income	343	246	605	465
Gain from unconsolidated affiliates	3,821	1,054	5,542	2,739
Other	2,402	1,474	3,066	471
Taxes on income	(38,567)	(46,299)	(81,334)	(93,153)
Net (loss) income	$(12,180)	$66,667	$53,091	$145,286

Reconciliation of Income (loss) from operations (GAAP) to Adjusted EBITDA

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Segment Information

(in thousands) (unaudited)

Three Months Ended June 30, 2013

	Midwest	East/West	Southern Plains	Other	Total
Income (loss) from operations	$53,069	$75,955	$(47,564)	$(34,579)	$46,881
Charge for stock compensation	—	—	—	5,450	5,450
Impairment losses	—	—	71,846	—	71,846
Insurance deductible charges	—	—	2,500	—	2,500
Depreciation and amortization	32,573	19,292	24,655	4,095	80,615
Loss (gain) on disposal of assets	239	(128)	185	(11)	285
Gain (loss) from unconsolidated affiliates (1)	—	—	4,047	(226)	3,821
Adjusted EBITDA	$85,881	$95,119	$55,669	$(25,271)	$211,398

Three Months Ended June 30, 2012

	Midwest	East/West	Southern Plains	Other	Total
Income (loss) from operations	$47,139	$76,732	$37,532	$(33,388)	$128,015
Charge for stock compensation	—	—	—	7,396	7,396
Insurance recoveries, net of deductible charges	—	—	(3,366)	—	(3,366)
Depreciation and amortization	19,645	21,784	11,212	4,150	56,791
Loss (gain) on disposal of assets	12	(137)	37	(4)	(92)
Gain (loss) from unconsolidated affiliates (1)	—	—	1,276	(222)	1,054
Adjusted EBITDA	$66,796	$98,379	$46,691	$(22,068)	$189,798

Six Months Ended June 30, 2013

	Midwest	East/West	Southern Plains	Other	Total
Income (loss) from operations	$116,865	$145,062	$(10,555)	$(71,176)	$180,196
Charge for stock compensation	—	—	—	11,701	11,701
Impairment losses	—	—	71,846	—	71,846
Insurance deductible charges	—	—	2,500	—	2,500
Depreciation and amortization	64,830	40,125	44,543	8,188	157,686
Loss (gain) on disposal of assets	271	2,470	243	(309)	2,675
Gain (loss) from unconsolidated affiliates (1)	—	—	5,784	(242)	5,542
Adjusted EBITDA	$181,966	$187,657	$114,361	$(51,838)	$432,146

Six Months Ended June 30, 2012

	Midwest	East/West	Southern Plains	Other	Total
Income (loss) from operations	$93,422	$160,622	$82,243	$(65,657)	$270,630
Charge for stock compensation	—	—	—	15,307	15,307
Insurance recoveries, net of deductible charges	—	—	(7,229)	—	(7,229)
Depreciation and amortization	37,197	44,026	22,600	6,305	110,128
(Gain) loss on disposal of assets	(784)	(257)	8	(4)	(1,037)
Gain (loss) from unconsolidated affiliates (1)	—	—	2,954	(215)	2,739
Adjusted EBITDA	$129,835	$204,391	$100,576	$(44,264)	$390,538

(1)         On February 3, 2012, our joint venture in Kansas Entertainment commenced operations of Hollywood Casino at Kansas Speedway.  We record 50% of the joint venture’s earnings in our gain from unconsolidated affiliates line in the Southern Plains column which includes the impact of depreciation and amortization expense. Our 50% share of depreciation and amortization expense was $2.8 million and $5.7 million for the three and six months ended June 30, 2013, respectively, as compared to $2.8 million and $4.5 million for the three and six months ended June 30, 2012, respectively.  Results for the three-month period ended June 30, 2013 included a $1.5 million favorable adjustment related to a lower real estate property tax assessment.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(in thousands, except per share data) (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Revenues
Gaming	$679,829	$634,846	$1,397,754	$1,290,923
Food, beverage and other	121,044	109,955	242,904	222,863
Management service fee	3,667	3,614	6,714	7,057
Revenues	804,540	748,415	1,647,372	1,520,843
Less promotional allowances	(43,169)	(35,864)	(87,755)	(72,233)
Net revenues	761,371	712,551	1,559,617	1,448,610

Operating expenses
Gaming	341,889	330,875	703,907	671,044
Food, beverage and other	88,910	84,985	179,175	172,789
General and administrative	128,730	115,251	264,307	231,248
Depreciation and amortization	80,615	56,791	157,686	110,128
Impairment losses	71,846	—	71,846	—
Insurance deductible charges, net of recoveries	2,500	(3,366)	2,500	(7,229)
Total operating expenses	714,490	584,536	1,379,421	1,177,980
Income from operations	46,881	128,015	180,196	270,630

Other income (expenses)
Interest expense	(27,060)	(17,823)	(54,984)	(35,866)
Interest income	343	246	605	465
Gain from unconsolidated affiliates	3,821	1,054	5,542	2,739
Other	2,402	1,474	3,066	471
Total other expenses	(20,494)	(15,049)	(45,771)	(32,191)

Income from operations before income taxes	26,387	112,966	134,425	238,439
Taxes on income	38,567	46,299	81,334	93,153
Net (loss) income	$(12,180)	$66,667	$53,091	$145,286

(Loss) earnings per common share:
Basic (loss) earnings per common share	$(0.16)	$0.70	$0.55	$1.54
Diluted (loss) earnings per common share	$(0.16)	$0.63	$0.51	$1.37

Weighted-average common shares outstanding:
Basic	78,306	76,257	77,932	76,126
Diluted	78,306	106,130	103,932	105,875

Diluted Share Count Methodology

Penn National Gaming is required to adjust its diluted weighted average outstanding share count for the purposes of calculating diluted earnings per share for its Series B Redeemable Preferred Stock (“Preferred Stock”), which had 12,050 shares outstanding as of June 30, 2013, as follows:

•                  When the price of Penn National Gaming’s common stock at the end of reporting period is less than $45, the diluted weighted average outstanding share count is increased by 26,777,778 shares (regardless of how much the stock price is below $45);

•                  When the price of Penn National Gaming’s common stock at the end of the reporting period is between $45 and $67, the diluted weighted average outstanding share count will be increased by an amount which can be calculated by dividing the $1.205 billion (face value) by the current price per share.  This will result in an increase in the diluted weighted average outstanding share count of between 17,985,075 shares and 26,777,778 shares depending on the current share price; and,

•                  When the price of Penn National Gaming’s common stock at the end of the reporting period is above $67, the diluted weighted average outstanding share count will be increased by 17,985,075 shares (regardless of how much the stock price exceeds $67).

In connection with our proposed plan to separate our operating assets and real property assets into two publicly traded companies through a tax-free spin-off of our real estate assets to holders of our common stock, an affiliate of Fortress Investment Group, owners of 9,750 shares of Preferred Stock, has entered into an agreement to exchange their Preferred Stock for non-voting common stock or equivalents at a price of $67 per share or 14.6 million non-voting common shares or equivalents. The non-voting common shares or equivalents would convert to Penn National Gaming’s voting common shares upon sale to an unaffiliated third party. Fortress may exchange its Preferred Stock for non-voting common shares or equivalents at any time, but if Fortress does not fully exercise its exchange right prior to the spin-off, any remaining Preferred Stock will automatically be converted into non-voting common shares or equivalents.  In addition, Fortress may either divest 6.1 million of its 14.6 million non-voting Penn National Gaming common shares or equivalents prior to the spin-off, or, if it does not, Penn National Gaming has the right to repurchase the undisposed shares for $67 per share.

In addition, the Company has signed an agreement with Centerbridge Capital Partners, LP, pursuant to which the Company will repurchase their 2,300 shares of Preferred Stock at par in advance of the spin-off.

Reconciliation of Non-GAAP Measures to GAAP

Adjusted EBITDA, or earnings before interest, taxes, stock compensation, impairment losses, insurance recoveries and deductible charges, depreciation and amortization, gain or loss on disposal of assets, and other income or expenses, and inclusive of gain or loss from unconsolidated affiliates, is not a measure of performance or liquidity calculated in accordance with GAAP.  Adjusted EBITDA information is presented as a supplemental disclosure, as management believes that it is a widely used measure of performance in the gaming industry.  In addition, management uses adjusted EBITDA as the primary measure of the operating performance of its segments, including the evaluation of operating personnel.  Adjusted EBITDA should not be construed as an alternative to operating income, as an indicator of the Company’s operating performance, as an alternative to cash flows from operating activities, as a measure of liquidity, or as any other measure of performance determined in accordance with GAAP.  The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in adjusted EBITDA.  It should also be noted that other gaming companies that report adjusted EBITDA information may calculate adjusted EBITDA in a different manner than the Company.  Adjusted EBITDA is presented as a supplemental disclosure, as management believes that it is a principal basis for the valuation of gaming companies, as this measure is considered by many to be a better indicator of the Company’s operating results than diluted net income (loss) per GAAP.  A reconciliation of the Company’s adjusted EBITDA to net income (loss) per GAAP, as well as the Company’s adjusted EBITDA to income (loss) from operations per GAAP, is included in the accompanying financial schedules.

A reconciliation of each segment’s adjusted EBITDA to income (loss) from operations is included in the financial schedules herein.  On a segment level, adjusted EBITDA is reconciled to income (loss) from operations per GAAP, rather than net income (loss) per GAAP due to, among other things, the impracticability of allocating interest expense, interest income, income taxes and certain other items to the Company’s segments on a segment-by-segment basis.  Management believes that this presentation is more meaningful to investors in evaluating the performance of the Company’s segments and is consistent with the reporting of other gaming companies.

Adjusted EBITDAR is adjusted EBITDA less rent expense.

Funds From Operations (“FFO”), is defined by NAREIT (the National Association of Real Estate Investment Trusts, the trade organization for REITs) as “the most commonly accepted and reported measure of REIT operating performance.” FFO is equal to net income, excluding gains or losses from sales of property and, adding back real estate depreciation.  Adjusted Funds From Operations (“AFFO”) is defined as FFO plus stock based compensation reduced by maintenance capital expenditures.  A reconciliation of FFO and AFFO to net income (loss) per GAAP is included in the accompanying financial schedules.

Notwithstanding the foregoing, GLPI’s and/or PNG’s measures of adjusted EBITDA, adjusted EBITDAR, FFO and AFFO may not be comparable to similarly titled measures used by other companies.

Conference Call, Webcast and Replay Details

Penn National Gaming is hosting a conference call and simultaneous webcast at 10:00 am ET today, both of which are open to the general public.  The conference call number is 212/231-2932; please call five minutes in advance to ensure that you are connected prior to the presentation.  Questions will be reserved for call-in analysts and investors.  Interested parties may also access the live call on the Internet at www.pngaming.com; allow 15 minutes to register and download and install any necessary software.  A replay of the call can be accessed for thirty days on the Internet at www.pngaming.com.

This press release, which includes financial information to be discussed by management during the conference call and disclosure and reconciliation of non-GAAP financial measures, is available on the Company’s web site, www.pngaming.com in the “Investors” section (select link for “Press Releases”).

About Penn National Gaming

Penn National Gaming owns, operates or has ownership interests in gaming and racing facilities with a focus on slot machine entertainment.  The Company presently operates twenty-eight facilities in eighteen jurisdictions, including Florida, Illinois, Indiana, Iowa, Kansas, Louisiana, Maine, Maryland, Mississippi, Missouri, Nevada, New Jersey, New Mexico, Ohio, Pennsylvania, Texas, West Virginia, and Ontario.  In aggregate, Penn National’s operated facilities currently feature approximately 34,500 gaming machines, 850 table games, 2,900 hotel rooms and 1.6 million square feet of gaming floor space.

On November 15, 2012, the Company announced its intent to pursue a plan to separate its operating assets and real property assets into two publicly traded companies — an operating entity, Penn National Gaming, and a newly formed, publicly traded real estate investment trust (a “REIT”),  Gaming and Leisure Properties, Inc. (“GLPI”) — and that it had received a private letter ruling from the Internal Revenue Service (“IRS”) related to the tax treatment of the separation and the qualification of GLPI as a REIT.  The private letter ruling is subject to certain qualifications including the accuracy of the representations and statements made by the Company to the IRS.  The completion of the proposed transaction is contingent on receipt of approvals from gaming regulators in certain states where the Company has operations as well as other conditions.

GLPI has filed a preliminary registration statement (File No. 333-188608 for the proposed transaction.  Investors are encouraged to read the registration statement because it contains more complete information about GLPI and its separation from the Company including financial information and disclosures regarding GLPI’s capital structure, senior management and relationship with Penn National as well as a detailed description of the conditions that must be satisfied in order to proceed with the proposed transaction, including, without limitation, the continuing validity of the factual representations underlying the private letter ruling, the completion of the financings needed to fund each of the public companies and the successful completion of the gaming and racing regulatory approval process.  Subject to satisfaction of the applicable conditions, the Company is planning to consummate the separation in the fourth quarter of 2013.

Based on Penn National Gaming’s current real estate portfolio, GLPI is expected to initially own the real estate associated with 19 casino facilities, which have a total of over 2,900 acres of land and 6.6 million square feet of building space.  GLPI would lease back to Penn National Gaming 17 of these casino facilities and own and operate two gaming facilities in Baton Rouge, Louisiana and Perryville, Maryland.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results may vary materially from expectations.  Although Penn National Gaming, Inc. and its subsidiaries (collectively, the “Company” or “PENN”) believe that our expectations are based on reasonable assumptions within the bounds of our knowledge of our business and operations, there can be no assurance that actual results will not differ materially from our expectations.  Meaningful factors that could cause actual results to differ from expectations include, but are not limited to, risks related to the following: the proposed separation of GLPI from PENN, including our ability to timely receive all necessary consents and approvals, the anticipated timing of the proposed separation, the expected tax treatment of the proposed transaction, the ability of each of the post spin Company and GLPI to conduct and expand their respective businesses following the proposed spin-off, and the diversion of management’s attention from traditional business concerns, our ability to raise the capital necessary to finance the spin-off, including the redemption of our existing debt and preferred stock obligations, the anticipated cash portion of GLPI’s special E&P dividend and transaction costs; our ability to obtain timely regulatory approvals required to own, develop and/or operate our facilities, or other delays or impediments to completing our planned acquisitions or projects, including favorable resolution of any related litigation, including the ongoing appeal by the Ohio Roundtable addressing the legality of video lottery terminals in Ohio; our ability to secure state and local permits and approvals necessary for construction; construction factors, including delays, unexpected remediation costs, local opposition and increased cost of labor and materials; our ability to successfully integrate Harrah’s St. Louis into our existing business; our ability to reach agreements with the thoroughbred and harness horseman in Ohio in connection with the proposed relocations and to otherwise maintain agreements with our horseman, pari-mutuel clerks and other organized labor groups; with respect to the proposed Jamul project, particular risks associated with securing financing, local opposition, and building a complex project on a relatively small parcel; with respect to the Tewksbury project, particular risks associated with local opposition, gaming changes, surrounding community agreements and a local ballot measure; the passage of state, federal or local legislation (including referenda) that would expand, restrict, further tax, prevent or negatively impact operations in or adjacent to the jurisdictions in which we do or seek to do business (such as a smoking ban at any of our facilities); the effects of local and national economic, credit, capital market, housing, and energy conditions on the economy in general and on the gaming and lodging industries in particular; the activities of our competitors and the rapid emergence of new competitors (traditional, internet based and sweepstakes based); increases in the effective rate of taxation at any of our properties or at the corporate level; our ability to identify attractive acquisition and development opportunities and to agree to terms with partners for such transactions; the costs and risks involved in the pursuit of such opportunities and our ability to complete the acquisition or development of, and achieve the expected returns from, such opportunities; our expectations for the continued availability and cost of capital; the outcome of pending legal proceedings; changes in accounting standards; our dependence on key personnel; the impact of terrorism and other international hostilities; the impact of weather; and other factors as discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the SEC.  The Company does not intend to update publicly any forward-looking statements except as required by law.

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